                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                            (Amendment No.   7  )*
                                           -----

                        LASERMASTER TECHNOLOGIES, INC.
                               (Name of Issuer)

                                 COMMON STOCK
                            ----------------------
                        (Title of Class of Securities)

                                  517919 10 6
                             ---------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing persons: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))



                                                            Page 1 of  4   Pages
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CUSIP No. 517919 10 6                 13G                  Page  2  of  4  Pages
---------------------                                      ---------------------


--------------------------------------------------------------------------------
             1  NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Melvin L. Masters

--------------------------------------------------------------------------------
             2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP



--------------------------------------------------------------------------------
             3  SEC USE ONLY


--------------------------------------------------------------------------------
             4  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

--------------------------------------------------------------------------------
                            5  SOLE VOTING POWER

  NUMBER OF                    444,000
    SHARES
 BENEFICIALLY               ----------------------------------------------------
   OWNED BY                 6  SHARED VOTING POWER
     EACH
  REPORTING
    PERSON                  ----------------------------------------------------
     WITH                   7  SOLE DISPOSITIVE POWER

                               444,000


                            ----------------------------------------------------
                            8  SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
             9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                444,000

--------------------------------------------------------------------------------
            10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(S) EXCLUDES CERTAIN
                SHARES

--------------------------------------------------------------------------------
            11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                3.0%

--------------------------------------------------------------------------------
            12  TYPE OF REPORTING PERSON*

                IN.

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                             Page 3 of  4  Pages

Item 1(a):  Name of Issuer
--------------------------

            LASERMASTER TECHNOLOGIES, INC.

Item 1(b):  Address of Issuer's Principal Executive Offices
-----------------------------------------------------------

            7090 Shady Oak Road
            Eden Prairie, MN 55344

Item 2(a):  Name of Person Filing
---------------------------------

            Melvin L. Masters

Item 2(b):  Address of Principal Business Office
------------------------------------------------

            7090 Shady Oak Road
            Eden Prairie, MN 55344

Item 2(c):  Citizenship
-----------------------

            United States

Item 2(d):  Title of Class of Securities
----------------------------------------

            COMMON STOCK


Item 2(e):  CUSIP Number
------------------------

            517919  10  6

Item 3:     If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b),
-----------------------------------------------------------------------------
            check whether person filing is a:
            --------------------------------

            Not Applicable

Item 4:     Ownership
---------------------

     (a) Amount Beneficially owned                            444,000
     (b) Percent of class                                         3.0%
     (c) Number of shares such person has:

                  (i)      Sole voting power                  444,000
                  (ii)     Shared voting power                    -0-
                  (iii)    Sole power to dispose or direct    444,000
                  (iv)     Shared power to dispose or direct      -0-

                                                             Page 4 of  4  Pages


Item 5:   Ownership of Five Percent or Less of a Class
------------------------------------------------------

          Not Applicable

Item 6:   Ownership of more than Five Percent on behalf of Another Person
-------   ---------------------------------------------------------------

          Not Applicable

Item 7:   Identification and Classification of the Subsidiary which Acquired the
--------------------------------------------------------------------------------
          Security being Reported on by the Parent Holding Company
          --------------------------------------------------------

          Not Applicable

Item 8:   Identification and Classification of Members of the Group
-------------------------------------------------------------------

          Not Applicable

Item 9:   Notice of Dissolution of Group
----------------------------------------

          Not Applicable

Item 10:  Certification
-----------------------

          Not Applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       FEBRUARY 13, 1998


--------------------------------------
(signature)


Melvin L. Masters
--------------------------------------
(name printed/title)